Exhibit 23.5

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in Amendment No. 6 to the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Spirit Realty Capital, Inc. and the references to the Rosen Consulting Group Market Study prepared for Spirit Realty Capital, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Market Opportunity,” “Business and Properties” and “Experts” in the Registration Statement.

Dated: August 31, 2012

ROSEN CONSULTING GROUP

By	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President